Exhibit 99.1

[West Marine Logo]

WEST MARINE REPORTS FIRST QUARTER 2016 RESULTS

WATSONVILLE, CA, April 28, 2016 - West Marine, Inc. (NASDAQ: WMAR) today reported financial results for the first quarter ended April 2, 2016. The company reported net revenues of $130.4 million in the quarter, an increase of 2.6% compared to the same period last year. Comparable store sales increased 2.7%. Pre-tax loss was $15.2 million compared to a pre-tax loss of $18.1 million last year.

Matt Hyde, CEO of West Marine, commented “We are pleased with the first quarter comparable store sales, including a 32% increase in eCommerce revenue. The team continues to succeed in positioning product and services to meet the changing needs of our customers, while at the same time improving profitability. This resulted in our gross margin expanding by 400 basis points compared to the same period last year.”

Further Progress on Growth Strategies:

•	Sales from eCommerce increased by 32.3% compared to the first quarter of 2015 and represented 11.9% of total sales, compared to 9.3% for the same period last year, showing progress towards the goal of 15% of total sales.
•	Sales through waterlife stores were 52.8% of total sales compared to 49.4% last year. This year-over-year increase in seasonally stronger results demonstrates the company’s progress towards the goal to deliver 50% of total sales through stores that have been optimized to offer a broader selection of merchandise than traditional stores that focus on core boating products.
•	Sales in merchandise expansion product lines, which include footwear, apparel, clothing accessories, fishing products and paddlesports equipment, increased 6.9%, and core product sales were up 0.9%, compared to the same period last year.

Results for the First Quarter of 2016

Net revenues for the 13 weeks ended April 2, 2016 increased by $3.3 million, or 2.6%, to $130.4 million compared to $127.1 million for the 13 weeks ended April 4, 2015.

Gross margin expanded to 25.2% of revenue compared to 21.2% during the same period in 2015, as higher revenue leveraged building and supply chain expenses as well as favorable improvements in vendor costs. Selling, general and administrative expense increased year-over-year as a result of higher expenses in the quarter from the company’s biennial training meeting and higher benefit expenses.

Net loss for the first quarter was $9.1 million, or $0.37 per share, compared to net loss of $10.3 million, or $0.42 per share, for the first quarter of 2015.

Guidance

The company reiterated guidance of total revenue growth in the 1% to 4% range and pre-tax profit growth of 50% over 2015 full-year results.

Investor Conference Call

West Marine will hold a conference call and webcast on Thursday, April 28, 2016, at 4:30 p.m. Eastern Time to discuss its first quarter 2016 results. The live call will be webcast and available in real time on the internet at westmarine.com under “Investor Relations.” Participants also may dial (888) 756-1546 in the United States and Canada and (706) 634-1041 for international calls. Please be prepared to give the conference ID number 94007666.

An audio replay of the call will be available April 28, 2016 at 8:00 p.m. Eastern Time through May 5, 2016 at 11:59 p.m. Eastern Time. The replay number is (855) 859-2056 in the United States and Canada and (404) 537-3406 for international calls. The access code is 94007666.

About West Marine

Each person has a unique connection to the water. At West Marine (westmarine.com, NASDAQ: WMAR), our knowledge, enthusiasm and products prepare waterlife adventurers to foster that connection and explore their passions. With more than 250 stores located in 38 states and Puerto Rico, an eCommerce website reaching domestic, international and professional customers, West Marine is recognized as a leading Waterlife Outfitter for cruisers, sailors, anglers and paddlesports enthusiasts. Since first opening our doors in 1968, West Marine associates continue to share the same love for the water as our customers and provide helpful advice on the gear and gadgets they need to be safe and have fun.

Special Note Regarding Forward-Looking Statements

This press release includes “forward-looking” information (as defined in the Private Securities Litigation Reform Act of 1995), including statements that are predictive or express expectations that depend on future events or conditions that involve risks and uncertainties. These risks and uncertainties include, among other things, expectations related to earnings and growth in profitability, expectations that investments will continue to drive growth strategies, while improving profit margins, expectations related to cost management and expectations for the outlook for 2016, as well as facts and assumptions underlying these expectations and projections. In addition, the results presented in this release are preliminary and unaudited, and may change as the company finalizes financial statements. Actual results for the first quarter 2016 may differ materially from the preliminary expectations expressed or implied in this release due to various risks, uncertainties or other factors, including the risk factors set forth in West Marine’s annual report on Form 10-K for the fiscal year ended January 2, 2016, as well as the discussion of critical accounting policies in our Form 10-K for the year ended January 2, 2016. Except as required by applicable law, West Marine assumes no responsibility to update any forward-looking statements as a result of new information, future events or otherwise.

Non-GAAP Financial Information

This release references certain financial information not calculated in accordance with accounting principles generally accepted in the United States (“GAAP”), specifically EBITDA. We believe that EBITDA provides a clearer picture of operating performance of the business, given the significant investments we are making in the growth of the business, by eliminating the effects of depreciation and interest expense. EBITDA is not a measure of financial performance under GAAP and may not be defined and calculated by other companies in the same manner. This non-GAAP measure should be considered as a supplement to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. Management has reconciled this non-GAAP financial measure to the most directly comparable GAAP financial measures in the table set forth below.

Contact: West Marine, Inc.

Jeffrey Lasher, Executive Vice President and Chief Financial Officer

(831) 761-4229

West Marine, Inc.

Condensed Consolidated Balance Sheets

(Unaudited and in thousands, except share data)

	April 2, 2016	April 4, 2015
ASSETS
Current assets:
Cash and cash equivalents	$22,351	$6,637
Trade receivables, net	9,076	9,639
Merchandise inventories	268,594	256,633
Deferred income taxes	-	5,487
Other current assets	27,141	33,052
Total current assets	327,162	311,448

Property and equipment, net	81,967	81,937
Long-term deferred income taxes	4,127	3,887
Other assets	4,256	3,898
TOTAL ASSETS	$417,512	$401,170

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$66,905	$53,525
Accrued payroll	13,627	13,948
Accrued expenses and other	28,595	31,262
Total current liabilities	109,127	98,735

Deferred rent and other	17,854	19,920
Total liabilities	126,981	118,655

Stockholders' equity:
Preferred stock, $.001 par value: 1,000,000 shares authorized; no shares outstanding	-	-
Common stock, $.001 par value: 50,000,000 shares authorized; 25,520,555 shares issued and 24,831,666 shares outstanding at April 2, 2016, and 25,239,559 shares issued and 24,550,670 shares outstanding
at April 4, 2015.	26	25
Treasury stock	(9,375)	(9,205)
Additional paid-in capital	212,167	209,545
Accumulated other comprehensive loss	(549)	(446)
Retained earnings	88,262	82,596
Total stockholders' equity	290,531	282,515
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$417,512	$401,170

West Marine, Inc.

Condensed Consolidated Statements of Operations

(Unaudited and in thousands, except per share data)

	13 Weeks Ended
	April 2, 2016		April 4, 2015
Net revenues	$130,405	100.0%	$127,067	100.0%
Cost of goods sold	97,500	74.8%	100,085	78.8%
Gross profit	32,905	25.2%	26,982	21.2%
Selling, general and administrative expense	48,043	36.8%	44,975	35.4%
Loss from operations	(15,138)	(11.6)%	(17,993)	(14.2)%
Interest expense	105	0.1%	112	0.0%
Loss before income taxes	(15,243)	(11.7)%	(18,105)	(14.2)%
Income tax benefit	(6,130)	(4.7)%	(7,846)	(6.1)%
Net loss	$(9,113)	(7.0)%	$(10,259)	(8.1)%

Net loss per common and common equivalent share:

Basic	$(0.37)		$(0.42)
Diluted	$(0.37)		$(0.42)

Weighted average common and common equivalent
shares outstanding:
Basic	24,766		24,486
Diluted	24,766		24,486

West Marine, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited and in thousands)

	13 Weeks Ended
	April 2, 2016	April 4, 2015

OPERATING ACTIVITIES:
Net loss	$(9,113)	$(10,259)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	5,452	5,025
Share-based compensation	680	685
Deferred income taxes	456	(175)
Provision for doubtful accounts	3	55
Lower of cost or market inventory adjustments	737	1,423
Loss on asset disposals	22	144
Changes in assets and liabilities:
Trade receivables	(1,938)	(2,851)
Merchandise inventories	(46,478)	(43,759)
Other current assets	(3,796)	(7,261)
Other assets	(97)	3
Accounts payable	41,137	20,152
Accrued expenses and other	(6,705)	4,150
Deferred items and other non-current liabilities	262	(28)
Net cash used in operating activities	(19,378)	(32,696)

INVESTING ACTIVITIES:
Proceeds from sale of property and equipment	11	17
Purchases of property and equipment	(6,348)	(7,507)
Net cash used in investing activities	(6,337)	(7,490)

FINANCING ACTIVITIES:
Borrowings on line of credit	438	366
Repayments on line of credit	(438)	(366)
Proceeds from exercise of stock options	-	1,136
Treasury shares acquired	(89)	(34)
Net cash provided by (used in) financing activities	(89)	1,102

Effect of exchange rate changes on cash	(4)	46

NET DECREASE IN CASH	(25,808)	(39,038)

CASH AT BEGINNING OF PERIOD	48,159	45,675
CASH AT END OF PERIOD	$22,351	$6,637
Other cash flow information:
Cash paid for interest	$82	$69
Cash (refunded) paid for income taxes, net of refunds of $2,937 and $80	(2,807)	7
Non-cash investing activities:
Property and equipment additions in accounts payable	1,150	596

West Marine

Reconciliations of Non-GAAP Information

Net Loss to Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA")

(Unaudited and in millions)

	13 Weeks Ended
	April 2, 2016	April 4, 2015

GAAP Net Income	$(9.1)	$(10.3)

Add Back:
Interest Expense	0.1	0.1
Depreciation and Amortization	5.4	5.0
Income Tax Expense	(6.1)	(7.8)
	(0.6)	(2.7)

EBITDA	$(9.7)	$(13.0)